================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                (Amendment No. 4)

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                                (Name of Issuer)

               COMMON STOCK $0.01 PAR VALUE PER SHARE 338032 20 4
                  (Title of class of securities) (CUSIP number)

                               JAMES WESTRA, ESQ.
                           WEIL, GOTSHAL & MANGES, LLP
                               101 FEDERAL STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 772-8300
            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                                OCTOBER 23, 2002
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all Exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 35 Pages)

================================================================================

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 2 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   THOMAS H. LEE EQUITY FUND III, L.P.
              I.R.S. IDENTIFICATION NO. 04-3279871 OF ABOVE PERSON
              (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       DELAWARE

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   -0-
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 7,274,634 (SEE ITEM 5)
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              -0-
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            7,274,634 (SEE ITEM 5)

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   7,274,634 (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                          13.3%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   PN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                  Page 2 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 3 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   THOMAS H. LEE FOREIGN FUND III, L.P.
              I.R.S. IDENTIFICATION NO. 04-3303055 OF ABOVE PERSON
              (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       DELAWARE

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   -0-
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 LESS THAN 1% (SEE ITEM 5)
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              -0-
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            LESS THAN 1% (SEE ITEM 5)

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                    LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   PN

------------- ----------------------------------------------------------- ---------------------------------------------------------



                                  Page 3 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 4 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   THL FSI EQUITY INVESTORS, L.P.
              I.R.S. IDENTIFICATION NO. 04-3403584 OF ABOVE PERSON
              (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       DELAWARE

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   -0-
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 3,654,902 (SEE ITEM 5)
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              -0-
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            3,654,902 (SEE ITEM 5)

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   3,654,902 (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                          6.7%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   PN

------------- ----------------------------------------------------------- ---------------------------------------------------------



                                  Page 4 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 5 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                              THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP
              I.R.S. IDENTIFICATION NO. 04-3159375 OF ABOVE PERSON
              (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       MASSACHUSETTS

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   -0-
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 LESS THAN 1% (SEE ITEM 5)
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              -0-
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            LESS THAN 1% (SEE ITEM 5)

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   PN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                  Page 5 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 6 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   THOMAS H. LEE EQUITY ADVISORS III
                                                                          LIMITED PARTNERSHIP
              I.R.S. IDENTIFICATION NO. 04-3279882 OF ABOVE PERSON
              (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       MASSACHUSETTS

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   -0-
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 11,379,668 (SEE ITEM 5)
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              -0-
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            11,379,668 (SEE ITEM 5)

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   11,379,668 (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                           20.1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   PN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                  Page 6 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 7 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   THL EQUITY TRUST III
              I.R.S. IDENTIFICATION NO. 04-3279892 OF ABOVE PERSON
              (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       MASSACHUSETTS

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   3,331 (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 11,382,999  (SEE ITEM 5)
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              3,331 (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            11,382,999  (SEE ITEM 5)

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   11,382,999  (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                            20.9%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   OO

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                  Page 7 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 8 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   THL INVESTMENT MANAGEMENT CORP.
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       MASSACHUSETTS

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   -0-
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 LESS THAN 1% (SEE ITEM 5)
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              -0-
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            LESS THAN 1% (SEE ITEM 5)

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   CO

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                  Page 8 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 9 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   DAVID V. HARKINS
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 LESS THAN 1% (SEE ITEM 5)
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            LESS THAN 1% (SEE ITEM 5)

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                  Page 9 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 10 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   THE 1995 HARKINS GIFT TRUST
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   OO

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 10 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 11 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                THOMAS R. SHEPHERD MONEY PURCHASE PENSION PLAN (KEOGH)
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                      LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   OO

------------- ----------------------------------------------------------- ---------------------------------------------------------





                                 Page 11 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 12 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   SCOTT A. SCHOEN
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 12 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 13 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   C. HUNTER BOLL
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 13 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 14 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   SCOTT M. SPERLING
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 LESS THAN 1% (SEE ITEM 5)
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            LESS THAN 1% (SEE ITEM 5)

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 14 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 15 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   SPERLING FAMILY LIMITED PARTNERSHIP
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   PN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 15 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 16 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   ANTHONY J. DINOVI
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 16 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 17 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   THOMAS M. HAGERTY
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                      LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 17 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 18 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   WARREN C. SMITH, JR.
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                    LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 18 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 19 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   SETH W. LAWRY
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 19 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 20 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   JOSEPH I. INCANDELA
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 20 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 21 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   KENT R. WELDON
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 21 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 22 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   TERRENCE M. MULLEN
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 22 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 23 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   TODD M. ABBRECHT
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                    LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 23 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 24 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   ANDREW D. FLASTER
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 24 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 25 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   FIRST TRUST CO. FBO KRISTINA WATTS
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   OO

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 25 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 26 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   CHARLES W. ROBINS
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                    LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 26 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 27 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   JAMES WESTRA
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 27 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 28 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   CHARLES A. BRIZIUS
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   LESS THAN 1% (SEE ITEM 5)
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 -0-
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              LESS THAN 1% (SEE ITEM 5)
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            -0-

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                    LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------




                                 Page 28 of 35

----------------------------------- ---------------------------- -------------- ---------------------------------------------------
CUSIP No.                           338032 20 4                       13D                             Page 29 of 35
----------------------------------- ---------------------------- -------------- ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                   THOMAS H. LEE
              I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON (ENTITIES ONLY):
------------- ---------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ------------------------------------- -------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                        N/A

------------- ---------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                          [_]
------------- ----------------------------------------------------------- ---------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       UNITED STATES

-------------------------- -------- ---------------------------------------------------- ------------------------------------------
   NUMBER OF                  7     SOLE VOTING POWER:                                   -0-
     SHARES
                           -------- ---------------------------------------------------- ------------------------------------------
  BENEFICIALLY                8     SHARED VOTING POWER:                                 LESS THAN 1% (SEE ITEM 5)
    OWNED BY
                           -------- ---------------------------------------------------- ------------------------------------------
      EACH                    9     SOLE DISPOSITIVE POWER:                              -0-
   REPORTING
                           -------- ---------------------------------------------------- ------------------------------------------
  PERSON WITH                10     SHARED DISPOSITIVE POWER:                            LESS THAN 1% (SEE ITEM 5)

------------- -------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   LESS THAN 1% (SEE ITEM 5)

------------- ---------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                           [ ]

------------- ---------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     LESS THAN 1%

------------- ----------------------------------------------------------- ---------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                   IN

------------- ----------------------------------------------------------- ---------------------------------------------------------

                                 Schedule 13D

           This Amendment No. 4 to Schedule 13D relates to the common stock, $0.01 par value per share (the "Common Stock"), of Fisher Scientific International Inc., a Delaware corporation (the "Company"), and supplements the information set forth in the Schedule 13D, as amended by the Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto, filed jointly on behalf of the following persons (collectively, the "Reporting Persons") on February 2, 1998, April 13, 1999, July 3, 2001, and April 29, 2002, respectively: (1) Thomas H. Lee Equity Fund III, L.P., a Delaware limited partnership ("Equity Fund III"),
(2) Thomas H. Lee Foreign Fund III, L.P., a Delaware limited partnership ("Foreign Fund III"), (3) THL FSI Equity Investors, L.P., a Delaware limited partnership ("THL FSI"), (4) Thomas H. Lee Investors Limited Partnership, a Massachusetts limited partnership (formerly THL-CCI Limited Partnership), (5) Thomas H. Lee Equity Advisors III Limited Partnership, a Massachusetts limited partnership ("Advisors III"), (6) THL Equity Trust III, a Massachusetts business trust ("Trust III"), (7) THL Investment Management Corp., a Massachusetts corporation ("THL Investment"), (8) certain persons affiliated with The Thomas
H. Lee Company, a Massachusetts sole proprietorship, and listed on Schedule I attached hereto (the "Additional THL Persons" and collectively with Equity Fund III, Foreign Fund III, THL FSI and Thomas H. Lee Investors Limited Partnership, the "THL Entities") and (9) Thomas H. Lee. Wendy L. Masler has disposed of all Common Stock of the Company held by her and is no longer a member of the group.

           On October 24, 2002 Equity Fund III, L.P., Foreign Fund III, L.P., and THL FSI made pro rata distributions to their respective partners of some of the Common Stock of the Company held by each of them. Immediately subsequent to these distributions, Advisors III, the general partner of Equity Fund III, L.P., Foreign Fund III, L.P., and THL FSI, likewise made a pro rata distribution to its partners of the Common Stock of the Company that it received in the initial distributions. Certain of the Additional THL Persons, as members of Advisors III, received shares as part of the distribution by Advisors III.

           The THL Entities were parties to an Amended and Restated Investors' Agreement, dated as of March 29, 1999, made by and among the Company; the THL Entities; DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ ESC II, L.P., DLJ First ESC, L.P. (collectively, the "DLJMB Funds"); Chase Equity Associates, L.P. (n/k/a J.P. Morgan Partners
(BHCA), L.P., "Chase"); ML IBK Positions, Inc., KECALP Inc. and Merrill Lynch KECALP L.P. 1997 (collectively, "Merrill Lynch" and, together with the DLJMB Funds and Chase, the "Institutional Investors"); and certain management stockholders of the Company (the "Management Investors"), as amended by Amendment No. 1 thereto dated as of May 14, 2000 and Amendment No. 2 thereto dated as of May 2, 2001 (the "Investors' Agreement").

           The Investors' Agreement is filed as an exhibit hereto and is incorporated herein by reference. The foregoing descriptions of the Investors' Agreement are not intended to be complete and are qualified in their entirety by reference to such exhibit.

           Item 5.  Interest in Securities of the Issuer.

           (a) and (b)

           By virtue of the Investors' Agreement, the THL Entities, the Institutional Investors (except for Chase) and the Management Investors may be deemed to share voting and dispositive power with respect to over 21,537,025 shares of the Common Stock of the Company, excluding Management Investors representing approximately 39.5% of the Common Stock outstanding as of July 31, 2002 (the "Outstanding Shares") (assuming exercise of the Warrants). Such entities collectively own 18,955,120 shares of Common Stock , excluding Management Investors representing 32.17% of the "Outstanding Voting Power"). Each of the Reporting Persons expressly disclaims the existence of such shared power.

           By virtue of the Investors' Agreement, the THL Entities, the Institutional Investors (except for Chase) and the Management Investors may constitute a "group" within the meaning of Rule 13d-5 (b) under the Securities Exchange Act of 1934 (the "Exchange Act"). As a member of a group, each Reporting Person may be deemed to beneficially own the shares of Common Stock beneficially owned by the members of the group as a whole (collectively, the "Investors' Shares"). Each of the Reporting Persons expressly disclaims beneficial ownership of those Investors' Shares held by any other members of such group.

           The Reporting Persons may together constitute a "group" within the meaning of Rule 13d-5 (b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to beneficially own the shares of Common Stock beneficially owned by the members of the group as a whole (collectively, the "THL Shares"). Each of the Reporting Persons expressly disclaims beneficial ownership of those THL Shares held by any other members of such group.

           Equity Fund III has direct beneficial ownership of 7,274,634 shares of Common Stock, representing approximately 13.3% of the Outstanding Shares and 14.17% of the Outstanding Voting Power. Equity Fund III also has indirect beneficial ownership of 991,340 shares of Common Stock pursuant to warrants (the "Warrants") issued under a Warrant Acquisition Agreement, dated as of January 21, 1998 (the "Warrant Acquisition Agreement"). Assuming Equity Fund III's exercise of the Warrants, Equity Fund III has beneficial ownership of approximately 15.2% of the Outstanding Shares. Equity Fund III has shared voting and shared dispositive power with respect to such shares of Common Stock.

           Foreign Fund III has direct beneficial ownership of 450,132 shares of Common Stock, representing approximately less than 1% of the Outstanding Shares and less than 1% of the Outstanding Voting Power. Foreign Fund III also has indirect beneficial ownership of 61,340 shares Common stock pursuant to Warrants issued under the Warrant Acquisition Agreement. Assuming Foreign Fund III's exercise of the Warrants, Foreign Fund III has beneficial ownership of approximately less than 1% of the Outstanding Shares. Foreign Fund III has shared voting and shared dispositive power with respect to such shares of Common Stock.

           THL FSI has direct beneficial ownership of 3,654,902 shares of Common Stock, representing approximately 6.7% of the Outstanding Shares and 7.12% of the Outstanding Voting Power. THL FSI also has indirect beneficial ownership of 498,070 shares of Common Stock pursuant to Warrants issued under the Warrant Acquisition Agreement. Assuming THL FSI's exercise of the Warrants, THL FSI has beneficial ownership of approximately 7.6% of the Outstanding Shares. THL FSI has shared voting and shared dispositive power with respect to such Shares.

           Advisors III, as sole general partner of Equity Fund III, Foreign Fund III and THL FSI, and Trust III, as sole general partner of Advisors III, may be deemed to share voting and dispositive power with respect to 11,379,668 shares of Common Stock beneficially owned by Equity Fund III, Foreign Fund III and THL FSI, which represents approximately 20.9% of the Outstanding Shares and 22.16% of the Outstanding Voting Power. The filing of this Schedule 13D by Advisors III and Trust III shall not be construed as an admission that Advisors III or Trust III is, for the purpose of Section 13 (d) of the Exchange Act, the beneficial owner of shares of Common Stock held by Equity Fund III, Foreign Fund III and THL FSI.

           Thomas H. Lee Investors Limited Partnership has direct beneficial ownership of 447,780 shares of Common Stock, representing approximately less than 1% of the Outstanding Shares and less than 1% of the Outstanding Voting Power. Thomas H. Lee Investors Limited Partnership also has indirect beneficial ownership of 61,045 shares of Common Stock pursuant to Warrants issued under the Warrant Acquisition agreement. Assuming its exercise of the Warrants, Thomas H. Lee Investors Limited Partnership has beneficial ownership of approximately less than 1% of the Outstanding Shares. Thomas H. Lee Investors Limited Partnership has, subject to the Investors' Agreement, sole voting and sole dispositive power with respect to such shares of Common Stock.

           THL Investment, as sole general partner of Thomas H. Lee Investors Limited Partnership, and Thomas H. Lee, as chief executive officer and sole director of THL Investment, may be deemed to share voting and dispositive power with respect to 447,780 shares of Common Stock beneficially owned by Thomas H. Lee Investors Limited Partnership, which represents approximately less than 1% of the Outstanding Shares and less than 1% of the Outstanding Voting Power. The filing of this schedule 13D by THL Investment and Mr. Lee shall not be construed as an admission that THL Investment or Mr. Lee is, for the purpose of Section 13
(d) of the Exchange Act, the beneficial owner of shares of Common Stock held by Thomas H. Lee Investors Limited Partnership.

           Each of the Additional THL Persons has both direct and indirect beneficial ownership of less than 1% of the Outstanding Shares. Each of the Additional THL Persons has, subject to the Investors' Agreement, sole voting and sole dispositive power with respect to such shares of Common Stock. David V. Harkins may be deemed to share voting and dispositive power over shares of Common Stock held by the 1995 Harkins Gift Trust. The filing of this Schedule 13D shall not be construed as an admission that Mr. Harkins is, for the purpose of Section 13 (d) of the Exchange Act, the beneficial owner of such shares of Common Stock. Scott M. Sperling may be deemed to share voting and dispositive power over shares of Common Stock held by the Sperling Family Limited Partnership. The filing of this Schedule 13D shall not be construed as an admission that Mr. Sperling is, for the purpose of Section 13 (d) of the Exchange Act, the beneficial owner of such shares of Common Stock.

           Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that a Reporting Person is the beneficial owner of any of the shares of Common Stock.

           (c) The Introduction to this Schedule 13D is incorporated herein by reference.

           (d) Not applicable.

           (e) Not applicable.

           Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

           The Introduction and the response to item 5 of this Schedule 13D and the Exhibits to this Schedule 13D are incorporated herein by reference.

           Item 7.  Material to be Filed as Exhibits.

           Exhibit 1: Joint Filing Agreement dated as of April 29, 2002 among the Reporting Persons (Incorporated by reference to Exhibit 1 to Amendment No. 3 to Schedule 3D on behalf of the Reporting Persons on April 29,
                           2002).

           Exhibit 2: Amended and Restated Investors' Agreement, dated as of March 29, 1999, among the Company, the THL Entities, the Institutional Investors and the Management Investors (Incorporated by reference to Exhibit 10.15 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 1-10920)), as amended by Amendment No. 1 thereto dated as of May 14, 2000 (Incorporated by reference to exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended December 31,
                           2001), and Amendment No. 2 thereto dated as of May 2, 2001 (Incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001).

           Exhibit 3: Power of Attorney dated as of February 2, 1998 granted by the Additional THL Persons in favor of Kent R. Weldon (Incorporated by reference to Exhibit 6 to Schedule 13D filed on behalf of the Reporting Persons on February 2, 1998).

                                   SIGNATURES

           After reasonable inquiry and to the best knowledge and belief of each of the undersigned, such person certifies that the information set forth in this Statement with respect to such person is true, complete and correct.

           IN WITNESS WHEREOF, each of the undersigned has executed this instrument as of the ____th day of November, 2002.


                               THOMAS H. LEE EQUITY FUND III, L.P.

                               By: THL Equity Advisors III Limited Partnership,
                                   its General Partner
                               By: THL Equity Trust III, its General Partner

                                   By: /s/ Scott M. Sperling
                                       ---------------------------------------
                                       Name: Scott M. Sperling
                                       Title: Vice President


                               THOMAS H. LEE FOREIGN FUND III, L.P.

                               By: THL Equity Advisors III Limited Partnership,
                                   its General Partner
                               By: THL Equity Trust III, its General Partner

                                   By: /s/ Scott M. Sperling
                                       ---------------------------------------
                                       Name: Scott M. Sperling
                                       Title: Vice President


                               THL FSI EQUITY INVESTORS, L.P.

                               By: THL Equity Advisors III Limited Partnership,
                                   its General Partner
                               By: THL Equity Trust III, its General Partner

                                   By: /s/ Scott M. Sperling
                                       ---------------------------------------
                                       Name: Scott M. Sperling
                                       Title: Vice President


                               THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP

                               By: THL Investment Management Corp.,
                                   its General Partner

                                   By: /s/ Scott M. Sperling
                                       ---------------------------------------
                                       Name: Scott M. Sperling
                                       Title: Vice President

                               THOMAS H. LEE EQUITY ADVISORS III
                               LIMITED PARTNERSHIP

                               By: THL Equity Trust III, its General Partner

                                   By: /s/ Scott M. Sperling
                                       ---------------------------------------
                                       Name: Scott M. Sperling
                                       Title: Vice President


                               THL EQUITY TRUST III

                                   By: /s/ Scott M. Sperling
                                       ---------------------------------------
                                       Name: Scott M. Sperling
                                       Title: Vice President


                               THL INVESTMENT MANAGEMENT CORP.

                                   By: /s/ Kent R. Weldon
                                       ---------------------------------------
                                       Name: Kent R. Weldon
                                       Title: Vice President


                               THOMAS H. LEE

                                      /s/ Thomas H. Lee
                                       ---------------------------------------




                                                 ADDITIONAL THL PERSONS

                                              as listed on Schedule I
                                              attached hereto, pursuant
                                              to powers of attorney executed
                                              in favor of and granted and
                                              delivered to Kent R. Weldon

                                              By: Kent R. Weldon
                                                  Attorney-in-fact for all
                                                  Additional THL Persons

                                                  By: /s/ Kent R. Weldon
                                                      -------------------------
                                                      Name: Kent R. Weldon

                                   SCHEDULE I

                             ADDITIONAL THL PERSONS

David V. Harkins
The 1995 Harkins Gift Trust
Thomas R. Shepherd Money Purchase Pension Plan (Keogh)
Scott A. Schoen
C. Hunter Boll
Scott M. Sperling
Sperling Family Limited Partnership
Anthony J. DiNovi
Thomas M. Hagerty
Warren C. Smith, Jr.
Seth W. Lawry
Joseph J. Incandela
Kent R. Weldon
Terrence M. Mullen
Todd M. Abbrecht
Andrew D. Flaster
First Trust Co. FBO Kristina A. Watts
Charles W. Robins
James Westra
Charles A. Brizius